Exhibit 99.3
Project Walrus
Illustrative Proposal
July 2017

Situation Overview
Based upon the business plan provided, the Senior Unsecured Notes have determined that the Company can support $1.6bn+ of pro forma debt and provide sufficient value to execute an out-of-court transaction
The Company’s ample liquidity and projected AEBITDA increases allow for a materially greater corporate debt figure than what was presented in the Business Plan
? $459mm of cash as of 6/30/17, plus the creation of several hundred million dollars from 9/30/17 – 12/31/19 as the business improves and assets run off
• Balance implies the company has sufficient liquidity to cover $254mm in debt pay down
? 70% improvement in consolidated AEBITDA from 2017 to 2019
? Establishment of a growing, viable consumer-direct origination business
Specifically, the net leverage, assuming a minimum required cash balance of $100mm for working capital purposes, is approximately 4.6x and 3.3x at 12/31/18 and 12/31/19 respectively as shown in the Business Plan
? These figures could increase with no risk to the underlying business
Increasing the corporate debt balance, pro forma for a restructuring, by approximately $170mm to $1.6bn, would increase net leverage by ~0.7x and ~0.6x at 12/31/18 and 12/31/191
? These levels are still highly manageable for Walter / Ditech
Furthermore, it may be in the Company’s best interest to accept a one-time cash cost in order to fully divest of the reverse business
? Assuming a leverage ratio of 6:1, it would still be a deleveraging event for the Company to take a one time loss of $50-$75mm in order to save $15mm per year in AEBITDA
? Additional information on RMS bids should be provided to creditors to properly evaluate the optimization of the business
? Reevaluating the potential sale of the RMS business might be in the best interest of all stakeholders
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1. Excess cash assumes a minimum cash balance of $100mm; 9/30 balance based on 6/30 cash balance adjusted for debt pay down during the exchange

Illustrative Proposal
The Senior Unsecured Noteholder Group (the “SUN Holders”) are providing this illustrative proposal based upon the business plan presented by management on July 11, 2017
SUMMARY TERMS
The proposal contemplates:
? Term loan receives immediate $200mm pay down. All other terms are acceptable to Senior Unsecured Noteholders (“SUNs”)
? SUNs receive:
• $54mm cash, payable immediately (10% of existing face value)
• New $377mm 2nd lien note (70% of existing face value), full cash pay
• $108mm of perpetual preferred equity (20% of existing face value)
• 20% of pro forma common equity
? Convertible Notes receive:
• $24mm of 2nd lien note (10% of existing face value), full cash pay
• $36mm of perpetual preferred equity (15% of existing face value)
• 70% of pro forma common equity
? Existing Equity receives:
• 10% of pro forma common equity
? Conditions to effectiveness
• Agreed amendment to Term Loan, all conditions precedent to equity issuance satisfied, and simultaneous effectiveness of Term Loan and Convertible Notes transactions
• Achieve exchange participation above [95%] to effectuate an out-of-court restructuring, or execute through a prepackaged bankruptcy filing
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Illustrative Proposal – 2nd Lien Notes Proposed Terms
ISSUER Walter Investment Management Corp.
GUARANTORS Same as Guarantors under the Term Loan
PARTICIPATION 95% of the outstanding SUNs; 95% of the outstanding Convertible Notes
EXISTING SUN
Customary covenant strip of SUNs upon successful exchange
AMENDMENTS
MATURITY December 2024
PRINCIPAL AMOUNT $401mm (assumes 100% participation)
RANKING Junior ranking as to collateral, lower in collateral priority only to Term Loan
INTEREST Payable semi-annually in arrears in cash at 9.0%per annum
COLLATERAL / All collateral granted by the Issuer and Guarantors pursuant to the Term Loan INTERCREDITOR Customary second lien intercreditor agreement
REDEMPTION TBD
Change of control put at 101%
CHANGE OF CONTROL
Customary change of control trigger
NEGATIVE TBD, but including and not limited to: permitted indebtedness, permitted liens1, restricted payments, permitted COVENANTS investments, asset sales, business limitations, and other covenants customary for restructurings of this nature
EVENTS OF DEFAULT Usual and customary events of default
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1. Customary lien baskets for restructurings of this nature

Illustrative Proposal – Perpetual Preferred Equity Proposed Terms
ISSUER Walter Investment Management Corp.
AMOUNT $144mm (assumes 100% participation)
ISSUE PRICE PER
PREFERRED $1,000 per preferred share
SHARE
LIQUIDATION VALUE $1,000 per preferred share
The preferred shares will rank senior in right of payment as to dividends and upon liquidation to all other capital
RANKING stock of the Company
DIVIDEND RATE 11.0% cumulative dividend if not paid in cash
VOTING RIGHTS None, except as set forth below or as required by law
The consent of holders of 66 2⁄3% of the preferred shares is required for any amendment to the certificate of
PROTECTIVE designation for the preferred stock that would adversely affect the terms of the preferred shares, including any
PROVISIONS such amendment effected by a merger or a similar transaction
CONVERSION Conversion features to promote maximum equity treatment
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